NEWS	Exhibit 99.1

Cathie Koch
Group Vice President, Corporate Affairs
(813) 830-5127

Pat Hafner Promoted to Executive Vice President, President of Outback Steakhouse

The 29-Year Company Veteran Began as a Server & Cook for Outback

TAMPA, Fla. (January 8, 2025) – Bloomin’ Brands, Inc. (Nasdaq: BLMN) announced the promotion of Pat Hafner to Executive Vice President, President of Outback Steakhouse. He will be responsible for leading operations and development for the company’s largest brand. He most recently served as President of Carrabba’s Italian Grill.

“Pat is an ‘operator’s operator’ who has held a variety of roles and led special projects at Bloomin’ Brands,” said Mike Spanos, Chief Executive Officer of Bloomin’ Brands. “He is a guest-centric leader who builds high-capability teams that deliver outstanding business results.”

Hafner’s restaurant career began with Outback Steakhouse as a server and cook, advancing and excelling in each role including Manager, Managing Partner, Joint Venture Partner, and Regional Vice President, before joining Carrabba’s Italian Grill as Vice President of Operations in 2018. He was promoted to President of the brand in 2022.

He was recognized as Restaurateur of the Year by the New Mexico Restaurant Association in 2014 - the highest honor a restaurateur can achieve in New Mexico - for his contributions to the advancement of the restaurant industry. He was awarded “Outbacker of the Year” by Outback Steakhouse in 2015 for his positive impact on the brand throughout his career.

Hafner earned both his bachelor’s degree and MBA from the University of New Mexico.

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company’s restaurant portfolio includes Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse & Wine Bar. The Company owns and operates more than 1,450 restaurants in 46 states, Guam and 13 countries, some of which are franchise locations. For more information, please visit www.bloominbrands.com.

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